                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): March 16, 1999

                             R&B FALCON CORPORATION
             (Exact name of registrant as specified in its charter)

         Delaware                   1-13729                76-0544217
      (State or other             (Commission           (I.R.S. Employer
       jurisdiction               File Number)         Identification No.)
     of incorporation)

                      901 Threadneedle, Houston, TX 77079
             (Address of principal executive offices)   (Zip Code)

       Registrant's telephone number, including area code (281) 496-5000

Item 5. Other Events.

A. Recent Developments

   On December 1, 1998, the Company acquired Cliffs Drilling Company for approximately 27.1 million shares of the Company's common stock in a transaction accounted for as a purchase. This acquisition increased the size of the Company's jack-up rig fleet from 26 to 42 rigs, and added three self-contained platform rigs, four mobile offshore production units and 11 land rigs to the Company's fleet.

   In December 1998, the Company entered into a drilling contract with Vastar Resources, Inc. pursuant to which the Company will construct and provide a semisubmersible drilling rig, the RBS8D, for a primary term of three years at an operating dayrate of $199,950, with five one-year options. In addition, Vastar may elect to extend the primary term to five years with three one-year options, in which case the dayrate would be between $189,200 and $199,200, depending upon when the primary term is extended.

   In December 1998, Mobil U.K. Ltd. terminated its contract to use the Company's Jack Bates semisubmersible rig on the grounds that two of the rig's anchor cables broke. The contract provided for Mobil's use of the rig at a dayrate of approximately $115,000 for the primary term through January 1999 and approximately $200,000 for the extension term from February 1999 through December 2000. The Company does not believe that Mobil had the right to terminate this contract. The Company has received a proposal from Mobil to recontract the Jack Bates for an initial well in a drilling program. The Company believes this program may last approximately six months. This proposal is without prejudice to either party's rights in the dispute over the termination of the original contract. If the Company is not successful in settling its dispute over the termination of the original contract, the Company intends to commence legal proceedings to enforce its rights under the contract. The Company believes that it will be able to find other work for the Jack Bates, but that any such work will be at dayrates lower than the $200,000 day rate established for the extended term of the original contract.

   In February 1999, the Company entered into a drilling contract with Texaco Overseas Petroleum Company pursuant to which the Company will construct and provide a drillship, the Deepwater IV, for a primary term of three years. Texaco has the right to extend the primary term to five years and has five one-year options to extend the term thereafter. This drillship will replace the cancelled Peregrine VIII drillship that the Company was going to provide to Texaco. Samsung Heavy Industries Co. Ltd. is constructing the Deepwater IV, which will be similar to the Deepwater Pathfinder (which was delivered by Samsung in September 1998), the Deepwater Frontier (which was delivered by Samsung in March 1999) and the Deepwater Millennium (which is currently under construction by Samsung for the Company).

   Since May 1998, there has been a downturn in demand for marine drilling rigs, resulting in a decline in rig utilization and dayrates. The decline has been particularly dramatic in the domestic barge and jack-up rig markets, where the Company is one of the largest contractors. Utilization has fallen from approximately 100% to approximately 60% in our domestic jackup fleet, and from approximately 100% to approximately 30% in our domestic barge fleet. Dayrates for our jack-ups have fallen from $35,000-$40,000 to $10,000-$13,000. In response to the downturn in demand for the Company's services, the Company has stacked rigs, reduced its workforce through layoffs and hiring freezes, and closed regional offices, and is evaluating further cost saving measures.

   The Company initially determined to pursue its deepwater drillship program by building new drillships and by converting other vessels to drillships. The Company has experienced significant delays and cost overruns on its conversion projects. As a result, the Company cancelled two conversion projects in September 1998, contracted for a newbuild drillship, the Deepwater IV, and invested in Navis ASA, a Norwegian company that is building a new drillship.

   In December 1998, the Company issued $100 million of its 9 1/8% Senior Notes due 2003 and $300 million of its 9 1/2% Senior Notes due 2008. The Company used the proceeds to reduce borrowings under its revolving credit facility.

   In March 1998, the Company decided to divest its oil and gas business, and in the Company's financial statements filed with the SEC for the three years ended December 31, 1997, 1996 and 1995 and the first three quarters of 1998, the business was accounted for as a discontinued operation. As of March 1999, the Company has not been able to divest this business on terms it found acceptable and in accordance with generally accepted accounting principles the Company has reclassified its financial statements as if this business had not been discontinued. The summary and selected financial data included in this report reflects this reclassification. The Company does not intend to engage in any material activities in this business and still intends to divest this business.

B. Summary Consolidated Financial Data

   The summary consolidated financial data set forth below gives effect to the merger of Falcon Drilling Company, Inc. and Reading & Bates Corporation, which occurred on December 31, 1997, under the "pooling-of-interests" method of accounting. This means that these companies are treated as if they have always been combined for accounting and financial reporting purposes. The summary financial data for the year ended December 31, 1995 was derived from the Company's audited consolidated financial statements, and for the year ended December 31, 1994 from the separate audited consolidated financial statements of Reading & Bates and Falcon. The summary financial data for the years ended December 31, 1996, 1997 and 1998 was derived from the Company's consolidated financial statements, adjusted to reflect the previously discontinued oil and gas exploration and production operations as continuing operations for accounting purposes only. You should read this data together with the Company's historical consolidated financial statements, and with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                       Years Ended December 31,
                            --------------------------------------------------
                             1994    1995      1996        1997        1998(5)
                            ------  ------  ----------- ----------  ----------
                                            (unaudited) (unaudited) (unaudited)
                                (in millions, except per share amounts)
Statement of Operations
 Data:
Operating revenues........  $307.6  $390.3   $  609.6    $  933.0    $1,032.6
Operating income..........    22.4    64.9      178.8       160.4       215.8
Income (loss) from
 continuing operations
 before
 extraordinary item.......   (12.7)   23.5      106.7        29.8        91.0
Net income (loss)(1)......   (12.7)   26.9      106.7        (6.2)      102.8
Net income (loss) from
 continuing operations per
 common share:
  Basic...................    (.18)    .16        .70         .18         .54
  Diluted.................    (.18)    .15        .67         .18         .54
Net income (loss) per
 common share:
  Basic...................    (.18)    .19        .70        (.04)        .61
  Diluted.................    (.18)    .18        .67        (.04)        .61
Weighted average common
 shares outstanding:
  Basic...................    98.8   115.7      147.4       164.1       167.5
  Diluted.................    99.5   121.8      157.7       166.2       168.8
Other Data:
EBITDA(2).................  $ 59.4  $111.3   $  236.8    $  307.2    $  421.7
Ratio of EBITDA to
 interest expense(3)......     2.2x    3.2x       5.8x        7.4x        6.6x
Ratio of earnings to fixed
 charges(4)...............      --     1.8x       3.4x        2.6x        2.0x
Depreciation and
 amortization.............  $ 38.4  $ 46.9   $   62.3    $   84.7    $   97.6
Capital expenditures and
 acquisitions.............   124.7   186.9      383.2       600.2     1,189.6
Balance Sheet Data (end of
 period):
Working capital...........  $  9.2  $ 57.7   $  195.3    $  (15.2)   $  175.3
Total assets..............   810.9   946.8    1,455.8     1,933.0     3,709.3
Total debt................   288.6   296.7      514.2       827.4     1,995.9
Stockholders' equity......   356.3   472.6      716.7       728.0     1,250.2

--------
(1) After extraordinary gain of $3.4 million in 1995 and extraordinary loss of $24.2 million in 1998.

(2) "EBITDA" means income (loss) from continuing operations before extraordinary gain (loss), interest expense, taxes, depreciation, amortization, cancellation of conversion projects and merger expenses. EBITDA should not be considered as an alternative to net income as an indicator of the Company's operating performance, or as an alternative to cash flow as a better measure of liquidity. EBITDA measures presented may not be comparable to other similarly titled measures of other companies. The Company believes EBITDA is a widely accepted financial indicator of a company's ability to service debt.

(3) The Company believes that the ratio of EBITDA to interest expense provides an investor with information as to the Company's current ability to meet its interest costs.

(4) For the purpose of this calculation "earnings" represents income (loss) from continuing operations before income tax expense, minority interest, and extraordinary gain, plus fixed charges exclusive of interest capitalized. "Fixed charges" consist of interest, whether expensed or capitalized, amortization of debt expense and an estimated portion of rentals representing interest expense. As a result of the loss incurred in 1994, earnings were insufficient to cover fixed charges by $3.4 million in that year. Fixed charges for the year ended December 31, 1997 and 1998 exclude interest cost of $7.3 million and $22.5 million, respectively, related to the debt of joint venture companies guaranteed by the Company or its subsidiaries.

(5) Includes results of Cliffs Drilling, which the Company acquired on December 1, 1998, for the month of December 1998 as the Company accounted for this acquisition under the purchase method.

C. Summary Unaudited Pro Forma Combined Financial Data

   The summary unaudited pro forma combined financial data set forth below for the year ended December 31, 1998 was derived from the Company's historical financial statements and from the historical financial statements of Cliffs Drilling. The summary unaudited pro forma combined financial data is presented as if the acquisition of Cliffs Drilling and certain other acquisition and financing transactions were consummated at the beginning of the period. The summary unaudited pro forma combined financial data does not purport to represent what the Company's and Cliffs Drilling's combined results of operations actually would have been if the acquisition of Cliffs Drilling had occurred as of the date indicated or will be for any future periods. The summary unaudited pro forma combined financial data should be read in conjunction with the unaudited pro forma condensed statement of operations, the Company's historical financial statements, and the historical financial statements of Cliffs Drilling.

                                                                     Year Ended
                                                                    December 31,
                                                                      1998(4)
                                                                    ------------
                                                                        (in
                                                                     millions,
                                                                     unaudited)
      Statement of Operations Data:
      Operating revenues...........................................   $1,349.0
      Operating income.............................................      305.1
      Income from continuing operations............................      138.9
      Other Data:
      EBITDA (1)...................................................   $  544.6
      Ratio of EBITDA to interest expense (2)......................        6.7x
      Ratio of earnings to fixed charges (3).......................        2.4x
      Depreciation and amortization................................   $  130.0

--------
(1) "EBITDA" means income from continuing operations before extraordinary loss, interest expense, taxes, depreciation, amortization, cancellation of conversion projects and merger expenses. EBITDA should not be considered as an alternative to net income as an indicator of the Company's operating performance, or as an alternative to cash flow as a better measure of liquidity. EBITDA measures presented may not be comparable to other similarly titled measures of other companies. The Company believes EBITDA is a widely accepted financial indicator of a company's ability to service debt.
(2) The Company believes that the ratio of EBITDA to interest expense provides an investor with information as to its current ability to meet its interest costs.
(3) For the purpose of this calculation "earnings" represent income from continuing operations before income tax expense, minority interest, and extraordinary loss, plus fixed charges exclusive of interest capitalized. "Fixed charges" consist of interest, whether expensed or capitalized, amortization of debt expense, and an estimated portion of rentals representing interest expense. Fixed charges for the year ended December 31, 1998 exclude interest cost of $22.5 million related to the debt of joint venture companies guaranteed by the Company or its subsidiaries.
(4) The pro forma data does not reflect any of the proceeds from the Company's $400 million senior notes offering completed in December 1998, or the application of the net proceeds from that offering, as the Company used the net proceeds for general corporate purposes, including funding its deepwater construction program. The Company has and will continue to use its available borrowings under the bank facility for planned capital expenditures, working capital and other general and corporate purposes.

D. Unaudited Pro Forma Condensed Combined Financial Data

   The unaudited pro forma condensed combined financial data set forth below for the year ended December 31, 1998 was derived from the Company's historical financial statements, adjusted to reflect the previously discontinued oil and gas exploration and production operations as continuing operations for accounting purposes only, and from the historical financial statements of Cliffs Drilling. The unaudited pro forma condensed combined statement of operations is presented as if the acquisition of Cliffs Drilling and certain other acquisition and financing transactions were consummated at the beginning of the period. The unaudited pro forma condensed combined statement of operations does not reflect any anticipated cost savings which may be realized as a result of the acquisition of Cliffs Drilling.

   The unaudited pro forma condensed combined statement of operations does not purport to represent what the combined results of operations actually would have been if the acquisition of Cliffs Drilling had occurred as of the date indicated or will be for any future periods. The unaudited pro forma condensed combined statement of operations should be read in conjunction with the Company's historical financial statements, which are incorporated by reference in this offering memorandum, and the historical financial statements of Cliffs Drilling.

   The unaudited pro forma condensed combined financial data does not reflect any of the proceeds from the $400 million senior notes offering that the Company completed in December 1998 or the application of the net proceeds from that offering since the Company used those net proceeds to reduce borrowings under its revolving credit facility. The Company has used its available borrowings under the revolving credit facility for planned capital expenditures, working capital and other general corporate purposes.

               R&B FALCON CORPORATION AND CLIFFS DRILLING COMPANY

         Combined Unaudited Pro Forma Condensed Statement of Operations
                 For the Twelve Months Ended December 31, 1998
                    (in millions, except per share amounts)

                                         Historical            Pro Forma
                                   ---------------------- --------------------
                                                Cliffs
                                   R&B Falcon Drilling(1) Adjustments Combined
                                   ---------- ----------- ----------- --------
OPERATING REVENUES................  $1,032.6    $316.4          --    $1,349.0
                                    --------    ------       -----    --------
COSTS AND EXPENSES:
Operating expenses................     547.5     182.9          --       730.4
Cancellation of conversion
 projects.........................     118.3        --          --       118.3
Depreciation and amortization ....      97.6      25.7         6.7       130.0
General and administrative........      61.4      11.8                    73.2
Merger expenses...................      (8.0)                             (8.0)
                                    --------    ------       -----    --------
    Total costs and expenses......     816.8     220.4         6.7     1,043.9
                                    --------    ------       -----    --------
OPERATING INCOME..................     215.8      96.0        (6.7)      305.1
                                    --------    ------       -----    --------
OTHER INCOME (EXPENSE):
Interest expense, net of
 capitalized interest.............     (63.9)    (18.7)        1.7       (80.9)
Interest income...................       9.6       1.9                    11.5
Other, net........................      (0.3)     (0.7)                   (1.0)
                                    --------    ------       -----    --------
    Total other income (expense)..     (54.6)    (17.5)        1.7       (70.4)
                                    --------    ------       -----    --------
INCOME FROM CONTINUING OPERATIONS
 BEFORE INCOME TAX EXPENSE AND
 MINORITY INTEREST................     161.2      78.5        (5.0)      234.7
Income tax expense................      58.9      26.8        (1.2)       84.5
                                    --------    ------       -----    --------
INCOME FROM CONTINUING OPERATIONS
 BEFORE
 MINORITY INTEREST................     102.3      51.7        (3.8)      150.2
                                    --------    ------       -----    --------
Minority interest.................      11.3                              11.3
                                    --------    ------       -----    --------
INCOME FROM CONTINUING
 OPERATIONS.......................  $   91.0    $ 51.7       $(3.8)   $  138.9
                                    ========    ======       =====    ========
INCOME FROM CONTINUING OPERATIONS
 PER SHARE:
Basic.............................  $   0.54    $ 3.25                $   0.72
                                    ========    ======                ========
Diluted...........................  $   0.54    $ 3.23                $   0.72
                                    ========    ======                ========
WEIGHTED AVERAGE COMMON SHARES
 OUTSTANDING:
Basic.............................     167.5      15.9         8.9       192.3
                                    ========    ======       =====    ========
Diluted...........................     168.8      16.0         8.8       193.6
                                    ========    ======       =====    ========

--------

Reclassification of Cliff Drilling's Statement of Operations:
Operating Expenses as reported.......................................... $181.7
Less Gain on Disposition of Assets......................................   (0.3)
Plus Exchange Rate (Gain)/Loss..........................................    1.5
                                                                         ------
Operating Expenses Reclassified......................................... $182.9
                                                                         ======

(1) The unaudited Cliffs Drilling statement of operations is for the 11 months ended November 30, 1998. On December 1, 1998, the Company acquired Cliffs Drilling and accounted for the transaction as a purchase.

       See Schedule of Adjustments to Combined Unaudited Pro Forma Condensed
                            Statement of Operations

               R&B FALCON CORPORATION AND CLIFFS DRILLING COMPANY

 Schedule of Adjustments to Combined Unaudited Pro Forma Condensed Statement of
                                   Operations
                                 (in millions)

                                                           Weighted Average
                          Depreciation                       Common Shares
   For the Year Ended         and      Interest Income tax ----------------
   December 31, 1998      amortization expense   expense    Basic     Diluted
   ------------------     ------------ -------- ----------  -----    ---------
a) To adjust interest
   expense for R&B
   Falcon as if the $1.1
   billion senior notes
   issued in April 1998
   had been issued
   January 1, 1998.
   Interest rates on the
   $1.1 billion senior
   notes are less than
   on the debt
   retired..............      $ --       $1.7     $ 0.6
b) To record additional
   depreciation due to
   the additions to
   property and
   equipment as a result
   of recording Cliffs
   Drilling's assets at
   their estimated fair
   value................       5.1                 (1.8)
c) To record
   amortization of
   excess cost over net
   assets acquired based
   on a 40 year
   amortization
   period...............       1.6
d) Additional shares for
   conversion of Cliffs
   Drilling's shares at
   a ratio of 1.7 to 1
   for R&B Falcon
   shares...............                                         8.9        8.8
                              ----       ----     -----     --------   --------
 Totals for the year
ended December 31,
1998....................      $6.7       $1.7     $(1.2)         8.9        8.8
                              ====       ====     =====     ========   ========

E. Selected Historical Consolidated Financial Data

   The following table sets forth the Company's selected historical consolidated financial data as of and for each of the years in the five-year period ended December 31, 1998, giving effect to the merger of Reading & Bates Corporation and Falcon Drilling Company, Inc. under the "pooling-of-interests" method of accounting. The selected financial data was derived for the year ended December 31, 1995 from the Company's audited consolidated financial statements, and for the year ended December 31, 1994 from the separate audited consolidated financial statements of Reading & Bates and Falcon. The selected financial data for the years ended December 31, 1996, 1997 and 1998 was derived from the Company's consolidated financial statements, adjusted to reflect the recent decision to continue, for accounting purposes, the Company's previously discontinued oil and gas exploration and production operations. You should read the following data in conjunction with the Company's historical consolidated financial statements.

                                        Years Ended December 31,
                             --------------------------------------------------
                              1994    1995      1996        1997      1998(4)
                             ------  ------  ----------- ----------  ----------
                                             (unaudited) (unaudited) (unaudited)
                                 (In millions, except per share amounts)
Statement of Operations
 Data:
Operating revenues.........  $307.6  $390.3    $ 609.6    $ 933.0     $1,032.6
Operating expenses.........   217.0   249.3      331.5      565.8        547.5
Cancellation of conversion
 projects..................      --      --         --         --        118.3
Depreciation and
 amortization..............    38.4    46.9       62.3       84.7         97.6
Merger expenses............      --      --         --       66.4         (8.0)
General and
 Administrative............    29.8    29.2       37.0       55.7         61.4
                             ------  ------    -------    -------     --------
Operating income...........    22.4    64.9      178.8      160.4        215.8
Interest expense, net of
 interest capitalized......    26.4    34.6       40.8       41.6         63.9
Other (income) expense,
 net.......................    (1.2)   (2.3)      (2.4)      (5.1)        (9.3)
                             ------  ------    -------    -------     --------
Income (loss) from
 continuing operations
 before income tax
 expenses, minority
 interest and extraordinary
 gain (loss)...............    (2.8)   32.6      140.4      123.9        161.2
Income tax expense.........     7.3     6.3       27.0       84.7         58.9
Minority interest..........    (2.6)   (2.8)      (6.7)      (9.4)       (11.3)
                             ------  ------    -------    -------     --------
Income (loss) from
 continuing operations
 before
 extraordinary gain
 (loss)....................   (12.7)   23.5      106.7       29.8         91.0
Income (loss) from
 discontinued operations...      --      --         --      (36.0)        36.0
Extraordinary gain (loss)..      --     3.4         --         --        (24.2)
                             ------  ------    -------    -------     --------
Net income (loss)(1).......   (12.7)   26.9      106.7       (6.2)       102.8
Dividends and accretion on
 preferred stock...........     5.4     5.2        3.6         --           --
                             ------  ------    -------    -------     --------
Net income (loss)
 applicable to common
 stock.....................  $(18.1) $ 21.7    $ 103.1    $  (6.2)    $  102.8
                             ======  ======    =======    =======     ========
Net income (loss) from
 continuing operations per
 common share:
  Basic....................    (.18)    .16        .70        .18          .54
  Diluted..................    (.18)    .15        .67        .18          .54
Net income (loss) per
 common share:
  Basic....................    (.18)    .19        .70       (.04)         .61
  Diluted..................    (.18)    .18        .67       (.04)         .61
Weighted average common and
 common equivalent shares
 outstanding:
  Basic....................    98.8   115.7      147.4      164.1        167.5
  Diluted..................    99.5   121.8      157.7      166.2        168.8
Other Data:
EBITDA(1)..................  $ 59.4  $111.3    $ 236.8    $ 307.2     $  421.7
Ratio of EBITDA to interest
 expense(2)................     2.2x    3.2x       5.8x       7.4x         6.6x
Ratio of earnings to fixed
 charges(3)................      --     1.8x       3.4x       2.6x         2.0x
Capital expenditures and
 acquisitions..............  $124.7  $186.9    $ 383.2    $ 600.2     $1,189.6
Balance Sheet Data (end of
 period):
Working capital............  $  9.2  $ 57.7    $ 195.3    $ (15.2)    $  175.3
Total assets...............   810.9   946.8    1,455.8    1,933.0      3,709.3
Total debt.................   288.6   296.7      514.2      827.4      1,995.9
Stockholders' equity.......   356.3   472.6      716.7      728.0      1,250.2

--------

(1) "EBITDA" means income (loss) from continuing operations before extraordinary (loss) gain, interest expense, taxes, depreciation, amortization, cancellation of conversion projects and merger expenses. EBITDA should not be considered as an alternative to net income as an indicator of the Company's operating performance, or as an alternative to cash flow as a better measure of liquidity. EBITDA measures presented may not be comparable to other similarly titled measures of other companies. The Company believes EBITDA is a widely accepted financial indicator of a company's ability to service debt.

(2) The Company believes that the ratio of EBITDA to interest expense provides an investor with information as to its current ability to meet its interest costs.

(3) For the purpose of this calculation "earnings" represents income (loss) from continuing operations before income tax expense, minority interest, and extraordinary gain, plus fixed charges exclusive of interest capitalized. "Fixed charges" consist of interest, whether expensed or capitalized, amortization of debt expense, and an estimated portion of rentals representing interest expense. As a result of the loss incurred in 1994, earnings were insufficient to cover fixed charges by $3.4 million in that year. Fixed charges for the year ended December 31, 1997 and 1998 exclude interest cost of $7.3 million and $22.5 million, respectively, related to the debt of joint venture companies guaranteed by the Company and its subsidiaries.

(4) Includes results of Cliffs Drilling, which the Company acquired on December 1, 1998, for the month of December 1998 as the Company accounted for this acquisition under the purchase method.

F. Management's Discussion and Analysis of Financial Condition and Results of Operations

Business Combinations

   On July 10, 1997, Falcon Drilling Company, Inc. and Reading & Bates Corporation announced that they had agreed to combine their companies under a new company-- R&B Falcon Corporation (the "Merger"). On December 23, 1997, the Merger was approved by both companies' shareholders and on December 31, 1997, the Merger was consummated. Each outstanding share of common stock of Falcon was converted into one share of common stock of the Company and each outstanding share of common stock of Reading & Bates was converted into 1.18 shares of common stock of the Company. The Merger has been accounted for as a pooling of interests and, accordingly, the consolidated financial statements for the periods presented have been restated to include the accounts of Reading & Bates and Falcon.

   On December 1, 1998, the Company acquired all of the outstanding stock of Cliffs Drilling Company. Cliffs Drilling is a provider of daywork and turnkey drilling services, mobile offshore production units and well engineering and management services. Cliffs Drilling's fleet consists of 16 jack-up rigs, three self-contained platform rigs, four mobile offshore production units and 11 land rigs. The acquisition was effected pursuant to an Agreement and Plan of Merger dated August 21, 1998, whereby each share of Cliffs Drilling's common stock was converted into 1.7 shares of the Company common stock and cash in lieu of fractional shares. Total consideration for Cliffs Drilling was approximately $405.1 million. The Company issued approximately 27.1 million shares of its common stock valued at approximately $385.3 million. This valuation was based upon a price of $14.2125 per share of the Company common stock, which was the average closing price per share of the Company's common stock during the period in which the principal terms of the merger were agreed upon and the merger was announced. In addition, the Company assumed Cliffs Drilling's outstanding stock options valued at approximately $6.2 million and the Company paid approximately $13.6 million in acquisition costs. The acquisition of Cliffs Drilling was recorded using the purchase method of accounting. The excess of the purchase price over the estimated fair value of net assets acquired amounted to approximately $70.7 million, which has been accounted for as goodwill and is being amortized over 40 years using the straight-line method. The consolidated financial statements include Cliffs Drilling since December 1, 1998.

Recontinuance of Oil and Gas Operations

   In March 1998, the Company decided to divest its oil and gas business, and in the Company's financial statements previously filed with the SEC for the three years ended December 31, 1997, 1996 and 1995 and the first three quarters of 1998, the business was accounted for as a discontinued operation. As of March 1999, the Company has not been able to divest this business on terms it found acceptable and in accordance with generally accepted accounting principles the Company has reclassified its financial statements as if this business had not been discontinued. The Company does not intend to engage in any material activities in this business and still intends to divest this business. See "--Oil & Gas Activities."

Results of Operations

   The Company reported net income for 1998 of $102.8 million ($.61 per diluted share) compared to a net loss of $6.2 million ($.04 per diluted share) for 1997 and net income of $106.7 million ($.67 per diluted share after preferred stock dividends of $3.6 million) for 1996. Included in the 1998 results was a $118.3 million expense due to the cancellation of four drillship conversion projects, an extraordinary loss of $24.2 million due to the extinguishment of debt obligations, the reversal of $8.0 million of merger expenses due to an Internal Revenue Service ruling and the reversal of discontinued operations expense of $36.0 million of accrued estimated losses from operations until disposal resulting from the accounting requirements for recontinuance. Included in the 1997 results are merger expenses of $66.4 million and accrued losses related to discontinued operations of $36.0 million.

  Operating Revenues

                                                      Years Ended December 31,
                                                      --------------------------
      Operating Revenues (in millions)                  1998     1997    1996
      --------------------------------                --------- ----------------
      Deepwater...................................... $   392.5 $ 349.3 $ 211.2
      Shallow water..................................     382.9   333.2   224.9
      Inland water...................................     244.3   249.9   172.9
      Engineering services and land operations.......      12.5      --      --
      Development....................................        .4      .6      .6
                                                      --------- ------- -------
          Total...................................... $ 1,032.6 $ 933.0 $ 609.6
                                                      ========= ======= =======

   Operating revenues are primarily a function of dayrates and utilization. Operating revenues increased $99.6 million from 1997 to 1998 due to the following: The deepwater fleet revenues increased $43.2 million primarily due to an increase in dayrates and due to the activation of the C. Kirk Rhein, Jr. The shallow water fleet revenues increased $49.7 million primarily due to an increase in dayrates for the jack-up fleet, specifically the international jack-up fleet. Although the inland water fleet's revenues remained constant from 1997 to 1998, there was an increase in the marine transportation fleet revenues primarily due to fleet additions offset by a decrease in the barge fleet due to decreased utilization. The engineering services and land operations revenues were attributable to the purchase of Cliffs Drilling on December 1, 1998.

   Operating revenues increased $323.4 million from 1996 to 1997 due to the following: The deepwater fleet revenues increased $138.1 million primarily due to an increase in dayrates for the semisubmersibles and due to the addition of two drillships. The shallow water fleet revenues increased $108.3 million primarily due to an increase in dayrates for the jack-up fleet. The inland water fleet revenues increased $77.0 million primarily due to an increase in dayrates and utilization for the domestic and workover barges, and due to the purchase of 68 tugs and 44 utility barges during 1997.

  Operating Expenses

                                                      Years Ended December 31,
                                                     --------------------------
      Operating Expenses (in millions)                 1998     1997     1996
      --------------------------------               -------- -------- --------
      Deepwater..................................... $  184.4 $  140.2 $   90.1
      Shallow water.................................    161.5    158.7    128.3
      Inland water..................................    169.1    136.7    110.2
      Engineering services and land operations......     10.5       --       --
      Development...................................     22.0    130.2      2.9
                                                     -------- -------- --------
          Total..................................... $  547.5 $  565.8 $  331.5
                                                     ======== ======== ========

   Operating expenses do not necessarily fluctuate in proportion to changes in operating revenues due to the continuation of personnel on board and equipment maintenance when the Company's units are stacked. It is only during prolonged stacked periods that the Company is able to significantly reduce labor costs and equipment maintenance expense. Additionally, labor costs fluctuate due to the geographic diversification of the Company's units and the mix of labor between expatriates and nationals as stipulated in the contracts. In general, labor costs increase primarily due to higher salary levels and inflation. Equipment maintenance expenses fluctuate depending upon the type of activity the unit is performing and the age and condition of the equipment. Scheduled maintenance of equipment and overhauls are performed on a basis of number of hours operated in accordance with the Company's preventive maintenance program. Operating expenses for an offshore unit are typically deferred or capitalized as appropriate during periods of mobilization, contract preparation, major upgrades or conversions unless corresponding mobilization revenue is recognized, in which case such operating expenses are expensed as incurred.

   Operating expenses decreased $18.3 million from 1997 to 1998 due to the following: The development division expenses decreased $108.2 million due to dryhole costs and impairment charges relating to oil and gas properties in 1997. Offsetting this decrease was a $44.2 million increase in the deepwater fleet expenses primarily due to the activation of the C. Kirk Rhein, Jr. and increased wage rates, a $32.4 million increase in the inland water fleet expenses primarily due to the additions to the marine transportation fleet, a $10.5 million increase in engineering services and land operations due to the purchase of Cliffs Drilling and a $2.8 million increase in shallow water expenses.

   Operating expenses increased $234.3 million from 1996 to 1997 due to the following: The development division expenses increased $127.3 million due to dryhole costs and impairment charges relating to oil and gas properties. The deepwater fleet expenses increased $50.1 million primarily due to the addition of two drillships and the purchase of an FPSS vessel. The shallow water fleet expenses increased $30.4 million primarily due to the change in the geographic location of the jack-up fleet from one year to the next. The inland water fleet expenses increased $26.5 million primarily due to the increased utilization of the domestic barges, and due to the purchase of 68 tugs and 44 utility barges during 1997.

  Cancellation of Conversion Projects

   Cancellation of conversion projects expense of $118.3 million in 1998 was the result of the termination of the Peregrine VI, Peregrine VIII and two other drillship conversion projects that were in the preliminary phases. Such expense includes shipyard costs (for services performed and in settlement of contract cancellation), Company personnel and contractor costs, engineering costs, capitalized interest, and write down of the vessels that were purchased for conversion. Such projects were cancelled due to continuing uncertainty as to the final cost and expected delivery dates.

   Depreciation and Amortization

                                                    Years Ended December 31,
                                                   --------------------------
                                                     1998     1997     1996
                                                   -------- -------- --------
      Depreciation and amortization (in
       millions).................................. $   97.6 $   84.7 $   62.3
                                                   ======== ======== ========

   Despite the reduction in depreciation expense for the year ended December 31, 1998 of approximately $20.7 million due to the extension of the expected useful lives of the Company's marine units effective January 1, 1998, depreciation expense increased $12.9 million in 1998 from 1997 due to the purchase and/or significant upgrades of offshore and inland marine vessels during 1998 and late 1997.

   The $22.4 million increase in depreciation and amortization expense in 1997 from 1996 was primarily due to the purchase and/or significant upgrades of offshore and inland marine vessels.

   General and Administrative Expenses

                                                    Years Ended December 31,
                                                   --------------------------
                                                     1998     1997     1996
                                                   -------- -------- --------
      General and administrative expenses (in
       millions).................................. $   61.4 $   55.7 $   37.0
                                                   ======== ======== ========

   General and administrative expenses increased $5.7 million in 1998 as compared to 1997 primarily due to increases in payroll and related expenses.

   General and administrative expenses increased $18.7 million in 1997 as compared to 1996 primarily due to increases in payroll and related expenses associated with employee incentive plans.

   Merger Expenses

   In connection with the Merger between Reading & Bates and Falcon, the Company recorded $66.4 million of merger expenses in the fourth quarter of 1997. Merger expenses consisted primarily of employment contract termination payments associated with executives of Reading & Bates, the acceleration of unearned compensation of certain stock grants previously awarded to certain Reading & Bates employees, fees for investment bankers, attorneys, and accountants, and printing and other related costs. In 1998, the Company recorded an $8.0 million reduction of merger expenses primarily due to an Internal Revenue Service ruling received relating to taxes on executive termination payments.

   Interest Expense

                                                    Years Ended December 31,
                                                   --------------------------
                                                     1998     1997     1996
                                                   -------- -------- --------
      Interest expense, net of interest
       capitalized (in millions).................. $   63.9 $   41.6 $   40.8
                                                   ======== ======== ========

   The $22.3 million increase in interest expense in 1998 as compared to 1997 was primarily attributable to the issuance of $1.1 billion in senior notes in April 1998. This increase was partially offset by increased capitalized interest related to significant upgrade and new build projects. Noncash interest expense attributable to amortization of discounts associated with the Company's debt obligations for the year ended December 31, 1998 was $3.4 million.

   Despite an increase in capitalized interest during 1997 as compared to 1996 primarily to due the capitalization of interest related to significant upgrade and new build projects, interest expense increased by $.8 million. This increase was primarily attributable to increased borrowings under the Company's credit facilities. Noncash interest expense attributable to amortization of discount and deferrals associated with the 8% Senior Subordinated Convertible Debentures due 1998 for the year ended December 31, 1997 was $2.6 million.

   Income Tax Expense

                                                      Years Ended December 31,
                                                     --------------------------
                                                       1998     1997     1996
                                                     -------- -------- --------
      Income tax expense (in millions).............. $   58.9 $   84.7 $   27.0
                                                     ======== ======== ========

   The $25.8 million decrease in income tax expense in 1998 as compared to 1997 was due to the non-deductible merger expenses, which were incurred in 1997, and the tax benefits related to the recontinued operations being fully reserved in 1997. Despite a decrease in taxable income in 1997 as compared to 1996, income tax expense increased $57.7 million in 1997 due to the permanent differences in 1997 discussed in the previous sentence and the use of previously reserved tax benefits in 1996.

   In 1998, the Company began recording income taxes at the full statutory rates as future tax benefit carryforwards will no longer be reserved.

   Minority Interest

                                                       Years Ended December 31,
                                                       -------------------------
                                                         1998    1997    1996
                                                       -------- ----------------
      Minority Interest (in millions)................. $   11.3 $   9.4 $   6.7
                                                       ======== ======= =======

   Minority interest relates primarily to the results of Arcade Drilling and the 25.6% attributable to stockholders other than the Company. Arcade Drilling reported income in 1998, 1997 and 1996 of $44.2 million, $36.9 million and $26.3 million, respectively.

   Extraordinary Loss

   Extraordinary loss, net of tax, for 1998 was due to the extinguishment of debt obligations in connection with the issuance of new debt obligations.

Oil & Gas Activities

   The Company's oil and gas business is operated primarily through its wholly owned subsidiary Reading & Bates Development Co. ("Devco"), and to an insignificant extent, through its wholly owned subsidiary Raptor Exploration Company, Inc.

   In 1998, Devco incurred dry holes costs of $11.7 million and asset impairment charges of $11.3 million. In 1997, Devco incurred dry holes costs of $65.1 million and asset impairment charges of $42.8 million. At December 31, 1998, none of the Company's oil and gas properties contained proved reserves and all such properties had been written off. It is the Company's intention to dispose of this operation.

Year 2000

   The Company has focused its Year 2000 ("Y2K") compliance efforts in three areas: information technology systems, embedded technology systems and systems used by third parties with which the Company has a substantial relationship. The Company has substantially completed its investigation and evaluation of these systems and is currently in the process of correcting the identified problems.

   Through the information technology systems investigation, the Company determined that the accounting software utilized by Cliffs Drilling required substantial modification or replacement. The domestic accounting software was replaced with Y2K compliant software during the fourth quarter of 1998 at a total cost of approximately $2.0 million, the majority of which was capitalized in 1998. Software replacements in Cliffs Drilling's foreign offices will be completed during 1999 at a total cost of approximately $.3 million. The Company additionally determined that certain of its remaining accounting software and systems were not Y2K compliant. Previously existing Company personnel have completed the majority of these modifications and the remaining non-compliant software will be undergoing a previously planned upgrade in the second quarter of 1999.

   To facilitate the embedded technology systems investigation, which primarily relates to technology aboard the Company's drilling units, the Company hired an additional employee whose primary responsibility is the evaluation of these technology systems. This evaluation should be completed by the second quarter of 1999. The equipment evaluated thus far has not demonstrated any equipment failures or other Y2K compliance issues. Based on the number and type of drilling units tested thus far, the Company estimates that the total cost to replace or upgrade non-compliant embedded technology systems will be less than $.5 million.

   The Company is contacting third parties with which it has substantial relationships to determine what actions may be needed to mitigate its risks relating to the effects third party technology failures may have on the Company. In the event the Company's major suppliers or customers do not successfully and timely achieve Y2K compliance, the Company's operations could be adversely affected.

   The Company is continuing to monitor, on an ongoing basis, the problems and uncertainties associated with its Y2K issues and their potential consequences. The Company has accepted the position that there will be some finite levels of risk that some systems will not fully function after Y2K. A risk-based approach has identified those items where absolute compliance is not guaranteed by the vendor or supplier, and contingency plans are being developed to deal with any safety related possibilities.

   In addition to the safety related contingency plans directly related to uncertainties with equipment, the Company maintains plans for all critical safety equipment as part of its normal business. Failure of this type of equipment, whether related to normal operational risk or Y2K problems, must be managed with contingency planning. For this reason, additional risk due to the Y2K issue does not measurably affect the risk to personnel or equipment beyond the normal failure due to other causes.

Liquidity and Capital Resources

  Cash Flows

   Net cash provided by operating activities was $260.9 million for 1998, as compared to $331.4 million and $167.6 million for 1997 and 1996, respectively. Fluctuations between the years is primarily due to the result of improved dayrates and fleet additions, net of changes in the components of working capital.

   Net cash used in investing activities was $1,075.2 million for 1998, as compared to $610.9 million for 1997 and $365.1 million for 1996. The increases in each year were due to increasing levels of capital expenditures, primarily related to the significant capital projects involving the construction or upgrade of drilling units and rig and vessel acquisitions.

   Net cash provided by financing activities was $934.4 million for 1998, as compared to $301.2 million for 1997 and $319.6 million for 1996. The increase in net cash provided by financing activities in 1998 over 1997 was primarily due to proceeds from two senior note offerings during 1998. The decrease in net cash provided by financing activities in 1997 over 1996 was primarily the result of a decline in proceeds from the issuance of common stock more than offsetting increased borrowings under two credit facilities with two syndicates of commercial banks.

   Net cash provided by business held for sale was $1.8 million for 1998 as compared to net cash used in business held for sale of $94.0 million for 1997 and $39.5 million for 1996. The cash provided in 1998 was primarily due to the sale of oil and gas properties and the collection of accounts receivable. The increase in use of cash from 1996 to 1997 was primarily due to the increased level of purchases of oil and gas properties.

  Capital Expenditure Commitments

   The Company has numerous significant capital expenditure projects under way involving the construction or upgrade of drilling units. The following is a list of such projects:

                                                                          Expenditures
                         Water Depth    Estimated     Contract             Made thru
                         Capability      Delivery       Term    Estimated December 31,
                           (feet)          Date       (years)     Cost        1998
                         ----------- ---------------- --------  --------- ------------
                                                                    (in millions)
Drillships:
  DEEPWATER PATHFINDER
   (1)                     10,000       Delivered         5     $  275.0    $  257.7
  DEEPWATER FRONTIER (2)   10,000       Delivered       2.5        270.0       191.9
  DEEPWATER MILLENNIUM     10,000    2nd quarter 1999     4(3)     270.0       151.8
  DEEPWATER IV             10,000    3rd quarter 2000     3        305.0        84.0
  PEREGRINE IV              9,200    2nd quarter 1999     6        210.0       152.8
  PEREGRINE VII (4)         7,800    3rd quarter 1999     3        270.0       181.1
Semisubmersibles:
  FALCON 100                2,450    2nd quarter 1999     4        118.0        91.4
  RBS8M (formerly RBS6)     8,000    1st quarter 2000     5        315.0       130.9
  RBS8D                    10,000    4th quarter 2000     3        325.0         0.2
                                                                --------    --------
                                                                $2,358.0    $1,241.8
                                                                ========    ========

--------
(1) The Company owns a 50% interest in the limited liability company that operates this drillship.

(2) The Company owns a 60% interest in the limited liability company that operates this drillship. Under the drilling contract for this drillship, the Company and Conoco have each committed to use this rig for 2 1/2 of the first 5 years after delivery. Conoco will use the rig to drill a well after the rig's delivery, and the Company will use it for the next 12 months. After this period, Conoco and the Company will alternate the use of this rig. The Company is currently marketing the rig for the periods during which it is obligated to use the rig.

(3) Statoil will use this drillship for the first 3 years after delivery, then the Company will alternate use of the rig with Statoil every 6 months for the next 2 years.

(4) BP Amoco has indicated that it may cancel this contract because the rig has not been delivered on time. The Company is currently marketing this rig for work if BP Amoco cancels this contract.

   In the third quarter of 1998, the Company cancelled the Peregrine VI and the Peregrine VIII drillship conversion projects due to continuing uncertainty as to final cost and expected delivery dates. As a result, the drilling contract on the Peregrine VIII was terminated on September 24, 1998, and the drilling contract on the Peregrine VI was terminated on January 1, 1999. Both terminations were without prejudice to any rights of the oil companies. The Company believes that, based on provisions of the contracts that preclude recovery of indirect or consequential damages and projected rig availability in the offshore drilling industry, the Company will not have any material liability under these drilling contracts as a result of the termination thereof. The contracts with the shipyard for conversion of the Peregrine VI and the Peregrine VIII have been cancelled. In addition, in the fourth quarter of 1998, the Company cancelled two additional drillship conversion projects that were in the preliminary phases. As a result of the termination of these four drillship conversion projects, the Company expensed $118.3 million in related costs in 1998. See "--Results of Operations".

   In October 1998, the Company entered into a contract with Samsung to construct a drillship (the Deepwater IV) that will be similar to the Deepwater Pathfinder (which was delivered by Samsung to the Company in September 1998) and the Deepwater Frontier (which was delivered by Samsung in March 1999) and the Deepwater Millennium (which is currently under construction by Samsung for the Company). Immediately following delivery of the Deepwater IV from the shipyard, the drillship is contracted for three years to Texaco. This contract is a substitute for the previously contracted Peregrine VIII.

   In December 1998, the Company and Vastar Resources, Inc. ("Vastar") entered into a contract pursuant to which the Company will construct and provide a semisubmersible drilling rig (the RBS8D) for a term of three years (with five one-year options), at an operating dayrate of $199,950. In addition, Vastar may elect to extend the primary term to five years, with three one-year options, in which case the dayrate would be between $189,200 and $199,200, depending upon when the primary term is extended.

   In September 1998, the Company and Navis ASA ("Navis"), a Norwegian public company which is constructing a dynamically positioned drillship (the Navis Explorer I), entered into an agreement pursuant to which the Company agreed to make a capital contribution to Navis of $50.0 million in exchange for stock in Navis. The Navis Explorer I is designed to drill in 10,000 feet of water and is being constructed by Samsung at an estimated cost of $280.0 million, with a scheduled delivery in the second quarter of 2000. The Company has contributed $20 million in cash and will contribute an additional $30.0 million of equipment and equipment purchase orders. It is expected that the Company will own approximately 38% of the outstanding stock of Navis following such contributions. Most of the equipment and equipment purchase orders that will be contributed by the Company were acquired by the Company in connection with the Peregrine VI and Peregrine VIII projects and are no longer required for such projects in light of their cancellation. Navis and the Company have entered into an agreement pursuant to which the Company will supervise construction of the drillship and manage it following its delivery.

   In connection with the Peregrine VI and Peregrine VIII projects and a third drillship project, the Company purchased or committed to purchase drilling equipment with an aggregate cost of approximately $285.0 million. This equipment constitutes all of the material drilling equipment necessary to outfit two deepwater drillships (although a substantial portion of such equipment can be used on semisubmersible rigs). The Company expects to use approximately half of this equipment to outfit the Deepwater IV, and approximately $30.0 million as a portion of its contribution to Navis. The balance of the equipment is expected to be maintained by the Company as inventory.

   The Peregrine IV, Peregrine VII, and Falcon 100 will be completed later than the required commencement dates under the drilling contracts for such rigs and at costs significantly in excess of original estimates. The customer for the Peregrine VII has indicated that it may cancel the drilling contract due to construction delays. The Company believes that it will be able to find work for the Peregrine VII at dayrates similar to its previously contracted levels. However, the Company expects that any new contracts will likely be short-term or on a well-to-well basis. Also, the Company will be subject to late delivery penalties under the applicable drilling contracts for the Peregrine IV and Falcon 100, (approximately $41,500 per day, up to a maximum of approximately $38.6 million, for the Peregrine IV, and approximately $26,500 per day, up to a maximum of approximately $14.7 million, for the Falcon 100). If the Peregrine IV and Falcon 100 are not delivered within 240 and 180 days, respectively, of the commencement date of the applicable drilling contract, the customer may cancel its contract.

   In December 1998, Mobil U.K. Ltd. terminated its contract to use the Company's Jack Bates semisubmersible rig on the grounds that two of the rig's anchor cables broke. The contract provided for Mobil's use of the rig at a dayrate of approximately $115,000 for the primary term through January 1999 and approximately $200,000 for the extension term from February 1999 through December 2000. The Company does not believe that Mobil had the right to terminate this contract. The Company has received a proposal from Mobil to recontract the Jack Bates at a dayrate of approximately $156,000 for an initial well in a drilling program. The Company believes this program may last approximately six months. This proposal is without prejudice to either party's rights in the dispute over the termination of the original contract. If the Company is not successful in settling its dispute over the termination of the original contract, the Company intends to commence legal proceedings to enforce its rights under the contract. The Company believes that it will be able to find other work for the Jack Bates, but that any such work will be at lower dayrates than the $200,000 day rate established for the extended term of the original contract.

  Liquidity


   At December 31, 1998, the Company had approximately $413.6 million in the aggregate of cash, cash equivalents and borrowing capacity under its revolving credit facilities.

   At December 31, 1998, approximately $99.4 million of total consolidated cash and cash equivalents of $177.4 million were restricted from the Company's use outside of Arcade Drilling's activities.


   The Company is currently constructing or significantly upgrading seven wholly owned deepwater drilling rigs. The Company estimates the gross capital expenditures on these projects will be approximately $1.8 billion, of which approximately $1.0 billion remains to be funded by the Company. Since May 1998, however, there has been a downturn in demand for marine drilling rigs resulting in a decline in rig utilization and day rates. The decline has been particularly dramatic in the domestic barge and jack-up rig markets where the Company is one of the largest contractors. As a result, although the Company's operating revenues and EBITDA increased by $99.6 million and $114.5 million, respectively, from 1997 to 1998, on a quarterly basis during 1998 the Company experienced a decline in operating revenues from $279.4 million for the first quarter of 1998 to $228.7 million for the fourth quarter of 1998 and a decline in EBITDA from $143.8 million to $66.1 million for the same periods. As a result, the Company's cash flow from operations, cash on hand, and funds available under its existing credit facilities will not be sufficient to satisfy the Company's short-term and long-term working capital needs, planned investments, capital expenditures, debt, lease and other payment obligations. In order to meet these requirements it will be necessary for the Company to raise additional capital in the form of equity, debt, or both. Its failure to do so will require it to sell assets, terminate projects, or both.

   The Company is currently evaluating two project financings to meet a portion of its additional capital requirements. The first is an approximately $270.0 million financing in the form of a synthetic lease that would be collateralized by the drillship Deepwater Frontier and drilling contract revenues from such drillship. Proceeds of such financing, if obtained, would be used in part to repay an interim financing facility, under which $135.0 million is currently outstanding. The foregoing interim loan has been made to a limited liability company which will operate the Deepwater Frontier and which is owned 60% by the Company and 40% by Conoco. The Company has guaranteed repayment of 60% of this interim loan. The second financing being contemplated is an approximately $250.0 million project financing that would be collateralized by the semisubmersible RBS8M (formerly the RBS6), as well as the drilling contract revenues from such rig.

   There can be no assurance that these or any other additional financings can be obtained or, if obtained, that they will be on terms favorable to the Company or for the amounts needed. The Company's indenture covenants limit its ability to incur additional indebtedness and to secure that debt. In the event that the Company is unable to obtain its requisite financing, the Company would have to sell assets or terminate or suspend one or more construction projects. Termination or suspension of a project may subject the Company to claims for penalties or damages under the construction contracts or drilling contracts for rigs that are being constructed. In addition, asset sales made under duress in today's drilling market may not yield attractive sales prices. Accordingly, the inability of the Company to complete such financings would have a material adverse effect on the Company's financial condition.

   The liquidity of the Company should also be considered in light of the significant fluctuations in demand that may be experienced by drilling contractors as changes in oil and gas producers' expectations and budgets occur, primarily in response to declines in prices for oil and gas. These fluctuations can rapidly impact the Company's liquidity as supply and demand factors directly affect utilization and dayrates, which are the primary determinants of cash flow from the Company's operations. The decline in oil and gas prices since 1997 has negatively impacted the Company's performance, particularly in the shallow water U.S. Gulf market. The Company believes a continued depression in oil and gas prices will have a material adverse effect on the Company's financial position and results from operations.

   The Company's construction and upgrade projects are subject to the risks of delay and cost overruns inherent in any large construction project, including shortages of equipment, unforeseen engineering problems, work stoppages, weather interference, unanticipated cost increases and shortages of materials or skilled labor. Significant cost overruns or delays would adversely affect the Company's liquidity, financial condition, and results of operations. Delays could also result in penalties under, or the termination of, the long-term contracts under which the Company plans to operate these rigs.

   The Company has based its estimates regarding its financing needs on the assumption that conditions in the marine contract drilling industry will remain approximately the same as currently exist through 1999 and will improve in 2000. If conditions during these periods are less favorable than the Company has assumed, the Company may be required to such additional financing. Any additional financing would be subject to the risks and contingencies described above.

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

   The impact of inflation on the Company's operations for the three years ended December 31, 1998 has not been material.

  Debt Offerings

  1998

    .Pursuant to an offering in April 1998, the Company issued $1.1 billion principal amount of senior notes resulting in net proceeds of approximately $1,082.9 million. The senior notes bear interest at varying rates from 6.5% to 7.375%.

    .Pursuant to an offering in December 1998, the Company issued $400.0 million principal amount of senior notes resulting in net proceeds of approximately $392.3 million. The senior notes bear interest at 9.125% and 9.5%.

  Credit Facilities

   The Company has four bank facilities. The first is a $350.0 million revolving credit facility with a syndicate of banks. The first $100.0 million of borrowing under this credit facility is secured by a pledge of the stock of one of the Company's three major operating subsidiaries. At December 31, 1998, interest was accruing under this credit facility at LIBOR plus .75% for borrowings up to $100.0 million and at LIBOR plus 1.375% for borrowings in excess of $100.0 million. This credit facility matures on January 24, 2002. As of the date hereof, the Company has drawn the full $350.0 million under this facility.

   The second bank facility is a $125.0 million interim construction facility with a syndicate of banks for the construction of the Deepwater Millennium. This facility matures on June 30, 1999, and bears interest at LIBOR plus 1.25%. As of the date hereof, the Company has drawn the full $125.0 million under this facility.

   The third bank facility is an interim construction facility with a syndicate of banks for the construction of the Deepwater Frontier. This interim loan has been made to a limited liability company which operates the Deepwater Frontier and which is owned 60% by the Company and 40% by Conoco. The Company has guaranteed repayment of 60% of this interim loan. This facility matures on March 31, 1999, and bears interest at LIBOR plus .5%. As of the date hereof, $135 million is outstanding under this facility.

   The fourth bank facility is a $35.0 million revolving credit facility maintained by Cliffs Drilling. This facility matures on May 31, 2000 and bears interest at .25% plus the greater of the prevailing Federal Funds Rate plus .5% or a referenced average prime; or at the adjusted LIBOR rate plus 2%. At December 31, 1998, Cliffs Drilling had $.4 million in letters of credit outstanding, thereby leaving $34.6 million available under this credit facility.

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                                   SIGNATURE

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned thereunto duly authorized.

                                          R&B FALCON CORPORATION

                                           /s/ L. E. Moss
                                          By___________________________________
                                             Leighton E. Moss
                                             Senior Vice President

   Dated: March 16, 1999

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